Exhibit 10.1

Date:           15 June           2011

(1)	Signature Industries Limited
(2)	McMurdo Limited
(3)	Digital Angel Corporation

Business Purchase Agreement
relating to
the Sarbe business and assets

New Kings Court Tollgate Chandler's Ford Eastleigh SO53 3LG Reference: CO.MSP.572192.1

Contents

1	Definitions and interpretation	4
2	Conditions	15
3	Agreement to Sell and Purchase	16
4	Price	17
5	Exchange	17
6	Completion	18
7	Conduct of Business prior to Completion	19
8	Warranties	21
9	The Employees	22
10	The Business Contracts	22
11	Roke Sub-Licence	24
12	Excluded Liabilities	24
13	Book Debts	25
14	Apportionments and Pre-Payments	25
15	Defective Products	26
16	Obligations of the Seller after Completion	27
17	Restrictive Covenants	28
18	Confidentiality	29
19	Guarantee	30
20	Value Added Tax	33
21	Announcements and Publicity	34
22	Notices	34
23	Successors, Assigns and Third Parties	35
24	Variation	36
25	Waiver	36
26	Costs	36
27	Severance	36
28	Further Assurance	36
29	Entire Agreement	36
30	Counterparts	37
31	Applicable Law and Jurisdiction	37
32	Post-Completion Effect	37
Schedule 1 Apportionment of the Price
Schedule 2 Stock Valuation Statement
Schedule 3 Escrow Account Provisions
Schedule 4 The Warranties
Schedule 5 Limitations to the Warranties
Schedule 6		37
Part 1 The Employees see attached schedule
Part 2 Provisions relating to Employees
Schedule 7		37
Part 1 The Excluded Assets
Part 2 The Excluded Liabilities
Schedule 8 The Business Products
Schedule 9 The Customer Contracts
Schedule 10 The Agency Agreements
Schedule 11 The Supplier Contracts
Schedule 12 The Leasing/Hire Purchase Agreements
Schedule 13		37
Part 1 The Registered Intellectual Property
Part 2 The Domain Names
Schedule 14 The Plant

This Agreement is dated                                                                                     15 June                                2011

Parties

(1)
Signature Industries Limited, a company incorporated under the laws of England (registered number 2800561) whose registered office is at Tom Cribb Road, Thamesmead, London SE28 0BH, United Kingdom (the Seller);

(2)	McMurdo Limited, a company incorporated under the laws of England (registered number 06952856) whose registered office is at Silver Point, Airport Service Road, Portsmouth PO3 5PB (the Buyer); and

(3)	Digital Angel Corporation, a company incorporated under the laws of the state of Delaware, whose registered office is 490 Villaume Avenue, South St Paul, MN 55075 -2433 USA (the Guarantor).

Agreed terms:

1	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words shall have the following meanings:

AAPLB Licence means the licence in the Agreed Form of the Intellectual Property known as AAPLB from the Buyer to the Seller;

Accounting Date means 31 December 2010;

Accounts means the accounts relating to the Business incorporated into the audited financial statements of the Seller for the accounting reference period ended on the Accounting Date comprising a balance sheet, profit and loss account, notes, the directors’ and auditors’ reports and cashflow statements a copy of which is contained in the Disclosure Documents;

Agency Agreements means those agreements with agents or distributors entered into on or prior to the Transfer Date by or on behalf of the Seller in connection with and in the ordinary course of the Business which at the Transfer Date remain to be performed in whole or in part by the Seller including those agreements listed in Schedule 10;

Agreed Form means a document in a form approved by or on behalf of the Seller and the Buyer on or before the Completion Date;

Agreed Form Schedules means the following Schedules:

(a)         Schedule 1 (Apportionment of Price);

(b)         Schedule 6, Part 1 (the Employees); and

(c)         Schedule 14 (the Plant);

~~(d)         Schedule 15 (the Receivables); and~~

~~(e)         Schedule 16 (the Payables)~~;

Assets means the assets of the Business agreed to be sold and purchased pursuant to this Agreement as described in clause 3.1;

Book Debts means the trade debts owing to the Seller on the Transfer Date ~~other than the Receivables~~;

Business means the business of the design, manufacture and sale of personal location beacons and complimentary search and rescue equipment (including the products listed at Schedule 8) carried on by the Seller at the Transfer Date (excluding the Retained Business);

Business Contracts means the Agency Agreements, Customer Contracts, Supplier Contracts and the Leasing/Hire Agreements;

Business Day means any day which is not a Saturday, a Sunday or a bank or public holiday in England;

Business Information means all information, documentation, papers, books, records, know-how and techniques (whether or not confidential and in whatever form held) which predominantly relates to:

(a)
all or any part of the Business and Assets (including all books, accounts, credit reports, price lists, cost records, work tickets, catalogues, certificates of title, correspondence with the patent and trade mark agents relating to any registered Business Intellectual Property and all registration certificates therefor);

(b)
any Products and Processes or services rendered by the Seller in connection with the Business (including the Central Data Store, formulae, designs, specifications, drawings, data, manuals or instructions, plans, product descriptions, user or test reports, type approval papers or certificates, instructional and promotional material and other technical material together with any plates, blocks, negatives and similar material relating thereto);

(c)
the operations, management, administration, or financial affairs of the Business (including all employee records and interview records, any business plans or forecasts, information relating to future business development or planning information relating to litigation or legal advice); and

(d)
the sale or marketing of any of the products manufactured and/or sold or services rendered by the Business including all customer and supplier names and lists, sales advertising and marketing information (including  targets, sales and market share statistics, market surveys and reports on research commissioned by the Seller and terms and conditions of sale or supply);

Business Intellectual Property means all Intellectual Property owned, or lawfully used or enjoyed by the Seller or any member of the Seller’s Group predominantly in connection with the Business as carried on by the Seller as at the Transfer Date including:

(a)	those items of registered Intellectual Property (and applications therefor) described in Schedule 13 Part 1;

(b)	the domain names referred to in Schedule 13 Part 2;

(c)	all other Intellectual Property used in the Products and Processes;

(d)	the Business Information;

(e)	all Intellectual Property which is needed to fulfil any Customer Contracts;

Business Name means "Sarbe" or any name including the word "Sarbe" or any colourable imitation of it;

Buyer’s Solicitors means Blake Lapthorn of New Kings Court, Tollgate, Chandler's Ford, Eastleigh SO53 3LG (reference: CO.MSP.572192.1);

CAA means the Capital Allowances Act 2001;

Capped Claims means any claims by the Buyer under (a) this Agreement (including any Claims~~)~~ but excluding any claim by the Buyer under any of the Employment Indemnities ) and (b) ~~under~~ the Transaction Agreements;

Central Data Store means the Seller's data store containing technical details relating to the Products and Processes;

Claim means any claim for breach of any of the Warranties;

Completion means completion of the sale and purchase of the Business and the Assets in accordance with clause 6;

Completion Date means (subject to clause 2) the date which is the earlier of:

(a)	the date on which the last unsatisfied Condition has been satisfied;

(b)	the date on which the Buyer has waived the last unsatisfied Relevant Condition in accordance with clause 2.3; or

(c)	such other date as the Buyer and Seller may agree in writing;

Completion Documents means the Transaction Agreements other than this Agreement;

Conditions means the conditions set out in clause 2.1;

Creditors means all trade and other debts, accrued charges and all other amounts owing by the Seller in connection with the Business on the Transfer Date ~~but, for the avoidance of doubt excluding the Payables~~;

Customer Contracts means all those contracts, engagements or orders entered into on or prior to the Transfer Date by or on behalf of the Seller with customers for the sale, loan or hire of goods or equipment or provision of services by the Seller (including any related non-disclosure or confidentiality agreements with such customers) in connection with and in the ordinary course of the Business which at the Transfer Date remain to be performed in whole or in part by the Seller including those listed in Schedule 9;

Disclosed means accurately and fairly disclosed to the Buyer, expressly for the purposes of this Agreement, in the Disclosure Letter meaning that the matter or other information in question is disclosed in sufficient detail to enable the Buyer to make a reasonably informed decision about its nature, scope and effect;

Disclosure Documents means the documents contained in the electronic data room on the CD Rom initialled by the Seller and the Buyer or on their behalf for identification;

Disclosure Letter means a letter dated the same date as the Completion Date from the Seller to the Buyer together with the Disclosure Documents, both being in the form agreed by the Seller and the Buyer and which have been signed for identification by or on behalf of them;

EC Treaty means the treaty establishing the European Union in 1992;

Employees means the persons wholly or mainly employed in the Business at the date of this Agreement up to and including the Transfer Date (whose names are set out in Schedule 6 Part 1 together with certain particulars of their respective employments);

Employment Indemnities means all of the indemnities given by the Seller in Schedule 6, Part 2;

Escrow Account means an interest bearing bank account in the joint names of the Escrow Agents and designated as required by the Instruction Letter;

Escrow Agents means the Seller's Solicitors and the Buyer's Solicitors;

Escrow Agreement means the agreement, in Agreed Form, to be signed by the Seller and the Buyer instructing and authorising the Escrow Agents to establish and operate the Escrow Account;

Event means any event, act, transaction, arrangement, default or omission including, with out limitation, the receipt or accrual of any income or gains or of any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance including, without prejudice to the generality of the foregoing, the sale and purchase of the Business and the Assets pursuant to this Agreement;

Excluded Assets means the assets referred to in Schedule 7, Part 1;

Excluded Liabilities means all the liabilities or obligations referred to in Schedule 7, Part 2;

Goodwill means the goodwill, custom and connection of the Seller in relation to the Business together with the exclusive right for the Buyer and its successors and assigns to carry on the Business under the Business Name and respectively to represent themselves as carrying on the Business in succession to the Seller;

Guarantee Obligations has the meaning given at clause 19.4;

Health and Safety Laws means all applicable primary and subordinate legislation, common law, treaties, regulations, directives, orders, codes of practice and guidance notes in existence at or before Completion and designed to protect humans against risks to health or safety arising from work activities or from premises occupied for work activities (including the Health and Safety at Work etc Act 1974, the Offices, Shops and Railway Premises Act 1963, the Factories Act 1961, the Children and Young Persons Act 1933, the Fire Precautions Act 1971 and the Regulatory Reform (Fire Safety) Order 2005);

Immigration, Asylum and Nationality Acts together mean the Immigration, Asylum and Nationality Act 2006, the Asylum and Immigration Act 1996 and the Immigration Acts of 1971, 1996 and 1998;

Immigration Rules means the immigration rules deriving from the Immigration, Asylum and Nationality Acts;

Independent Accountant  ~~has the meaning given in Schedule 2, paragraph 1.13.5~~ means such independent chartered accountant qualified as such for not less than 10 years and engaged in private practice as is appointed jointly by the Seller and the Buyer or (in default) by the President for the time being of the Institute of Chartered Accountants in England and Wales;

Instruction Letter means the letter in Agreed Form from the Seller and Buyer to the Escrow Agents relating to the Retention;

Intellectual Property means patents, know-how, goodwill, registered and unregistered trademarks and service marks (including any trade, brand or business names and any distinctive colours, smells or sounds used to differentiate any goods or services), domain names, registered designs, design rights, utility models, copyright (including all such rights in computer software, information and any databases), database rights, moral rights and topography rights, trade secrets and other confidential information, rights in the nature of unfair competition rights and right to sue for passing off and any other similar intellectual or commercial rights (in each case whether or not registered or registrable for the full period thereof and all extensions and renewals thereof), applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world and any similar rights situated in any country; and the benefit (subject to the burden) of any and all agreements, arrangements and licences in connection with any of the foregoing;

Interest Rate means 4% above the base rate of the Bank of England from time to time;

Leasing/Hire Agreements means all those contracts, engagements or orders entered into on or prior to the Transfer Date by or on behalf of the Seller in relation to the leasing, lease purchase or hire of goods or equipment for use in and in the ordinary course of the Business which on the Transfer Date remain to be performed in whole or in part as listed in Schedule 12;

Licensed Sponsor means an organisation or educational institution that is licensed by the UK Border Agency to sponsor migrants to come to the UK under the points-based system;

Management Accounts means the unaudited accounts comprising a balance sheet as at 30 April 2011 and a profit and loss account for the period which commenced on 1 January 2011 and ended on 30 April 2011, a copy of which are contained in the Disclosure Documents;

Management Services Agreement means the agreement in the Agreed Form in respect of certain management services to be provided to the Seller;

Migrant Worker means any worker or employee:

(a)         under Tiers 1, 2 or 5 or a student under Tier 4 of the points-based system; or

(b)         from Bulgaria or Romania; or

(c )         from any EU Accession Worker State; or

(d)         who is employed under a work permit; or

(e)         who otherwise requires permission to work in the UK;

MOD Contracts means those Customer Contracts set out in clause 2.1.2;

Patent Assignment means an assignment in the Agreed Form in respect of registered patents used in the Business, between the Seller (and each member of the Seller’s Group that owns any such registered patents) and the Buyer;

~~Payables means the trade liabilities payable by the Seller on the Transfer Date as listed at Schedule 16~~;

Payment Date means the first anniversary of the Completion Date;

~~PCB Stock has the meaning given in the Transitional Services Agreement;~~

PELS Contract means the development, manufacture and sale agreement dated 28 July 2008 (as amended by an amendment agreement dated 18 May 2010) between (1) the Seller and (2) the UK Ministry of Defence (contract number ICE/00032) a copy of which is in the Disclosure Documents;

Plant means all fixed or moveable plant, equipment and machinery including tools wherever situated belonging to the Seller and used predominantly in connection with the Business including those items listed in Schedule 14;

Price means the total purchase price payable by the Buyer to the Seller as referred to in clause 4.1;

Products and Processes means:

(a)
any products, spare parts or processes developed, assembled, manufactured and/or sold by the Business (including any earlier or amended, modified, improved or developed version thereof and including the products listed at Schedule 8);

(b)	any products or processes which have been or were the subject of any research or development undertaken predominantly by the Business (whether or not completed or abandoned);

(c)	any processes used by the Business;

in each case in the 24 month period up to and including the Transfer Date;

~~Receivables means the trade debts owing to the Seller on the Transfer Date as listed at Schedule 15;~~

Relevant Claim means any claim by the Buyer pursuant to this Agreement; ~~including any Claim and any failure by the Seller to comply with its obligations under clause 1.113.3.2;~~

Relevant Conditions means those Conditions set out at clauses 2.1.1 and 2.1.2;

Remedial Costs means all costs, claims, expenses, liabilities, obligations and undertakings whatsoever resulting from any defects in, or alleged defects in, goods or parts of goods sold or supplied or services provided in the course of the Business prior to the Transfer Date;

Retained Business means any businesses including all the assets, contracts and any other property and rights in connection with such businesses (other than the Business and Assets) carried on or previously carried on by the Seller including the manufacture and supply of advanced aircrew personal locator beacons in satisfaction of the PELS Contract;

Retained Stock means the stock-in-trade used in the Retained Business together with any Stock given a nil value in accordance with the provisions of Schedule 2 including raw materials, goods and other assets purchased for resale, stores, component parts, work in progress, together with finished products and packaging and promotional material;

Retention means the sum of £200,000;

Roke means Roke Manor Research Limited;

Schedule of Apportionments means the schedule of apportionments made under clause 14.6;

Security Interest means any encumbrance, mortgage, charge, assignment for the purpose of security, pledge, lien, right of set-off, retention of title or hypothecation for the purpose, or which has the effect, of granting security interest of any kind whatsoever and any agreement, whether conditional or otherwise, to create any of the foregoing;

Seller’s Scheme means the pension scheme known as the Prudential Money Purchase Master Plan and the Prudential Stakeholder Plan, full particulars of which have been Disclosed;

Seller’s Group means the Seller, its holding company and all companies and undertakings which now or in the future become subsidiaries or subsidiary undertakings of the Seller or of any such holding company;

Seller’s Solicitors means Kimbells LLP of Power House, Harrison Close, Knowlhill, Milton Keynes MK5 8PA (reference: FMP/ADS79-58);

Special Provisions Order means the VAT (Special Provisions) Order 1995 SI 1995/1268;

Stock means the stock-in-trade of the Business at the Transfer Date including raw materials, goods and other assets purchased for resale, stores, component parts, work in progress, together with finished products and packaging and promotional material, all of which is owned or agreed to be bought by the Seller in connection with the Business at the Transfer Date (including any items which, although subject to reservation of title, are under the control of the Seller) but excluding ~~(a)~~ the Retained Stock ~~and (b) the PCB Stock~~;

Stock Valuation Statement means the statement as agreed or determined in accordance with Schedule 2;

Stock Value means the value of the Stock as shown in the Stock Valuation Statement;

Supplier Contracts means those contracts, engagements or orders entered into on or prior to the Transfer Date by or on behalf of the Seller for the supply or sale of goods or services to the Seller in connection with and in the ordinary course of the Business which at the Transfer Date remain to be performed in whole or in part including those contracts listed in Schedule 11;

Tax or Taxation means all taxes, levies, duties, imposts, charges, contributions and withholdings of any nature whatsoever or wheresoever imposed and all penalties, fines, charges, surcharges and interest relating thereto;

Taxation Warranties means the warranties contained in paragraph 14 of Schedule 4;

Tier means categories of entry into the UK to live, work or study in the UK;

Trademark Assignment means an assignment in the Agreed Form in respect of registered trademarks used in the Business, between the Seller (and each member of the Seller’s Group that owns any such registered trademarks) and the Buyer;

Transaction Agreements means:

(a)         this Agreement;

(b)         the Disclosure Letter;

(c)         the Management Services Agreement;

(d)         the Transitional Services Agreement;

(f)         the Trademark Assignment;

(g)         the Patent Assignment;

(h)         the AAPLB Licence; and

(i)         the Escrow Agreement.

Transfer Date means midnight on the Completion Date;

Transitional Services Agreement means the agreement in the Agreed Form between the Seller and the Buyer in respect of certain transitional services;

TULRCA means the Trade Union and Labour Relations (Consolidation) Act 1992;

TUPE means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

VAT means Value Added Tax or any equivalent tax outside of the United Kingdom;

VATA means Valued Added Tax Act 1994; and

Warranties means the warranties set out in clause 8 ~~7~~ and Schedule 4.

1.2	In this Agreement (except where the context otherwise requires):

1.2.1	any reference to a clause, sub-clause or schedule is to a clause, sub-clause or schedule to this Agreement. References to paragraphs are to paragraphs of the schedules;

1.2.2	headings are included for convenience only and do not affect the interpretation of this Agreement;

1.2.3	use of the singular includes the plural and vice versa;

1.2.4	use of any gender includes the other genders;

1.2.5	any reference to a person includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations or trusts;

1.2.6	any reference to a person includes that person’s legal personal representatives, successors and assigns;

1.2.7	reference to any professional firm or company includes any firm or company effectively succeeding to the whole or substantially the whole, of its practice or business;

1.2.8
reference to a "company" shall include any company, corporation or other body corporate, wherever and however incorporated or established and a "body corporate" shall be construed so as to include any company, corporation or other body corporate and limited liability partnership wherever and howsoever incorporated or established;

1.2.9
the terms holding company and subsidiary mean a "holding company" and "subsidiary" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) a person (or its nominee) whether by way of security or in connection with the taking of security or (b) its nominee;

1.2.10	"subsidiary undertaking" and "parent undertaking" shall have the meanings given to them by section 1162 Companies Act 2006;

1.2.11
"associate" has the meaning given to it by section 435 Insolvency Act 1986 and a person is regarded as "associated" with any person which is an associate of his and with any company of which any director is an associate of his;

1.2.12	all references to a statutory provision shall be construed as including references to:

(a)	any statutory modification, consolidation, replacement or re-enactment (whether before or after the date of this Agreement) for the time being in force;

(b)	all statutory instruments or orders made pursuant to a statutory provision;

(c)	any statutory provisions of which it is a consolidation, re-enactment, replacement or modification;

save to the extent that such modification, consolidation or re-enactment imposes any new or extended liability or restriction on a party to this Agreement;

1.2.13
any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, person or any other legal concept shall, in respect of any other jurisdiction, be treated as including that which in its nature and effect most nearly approximates in that jurisdiction to the English legal term;

1.2.14	any phrase introduced by the terms "including", "include", "in particular" or any similar expression is illustrative only and does not limit the sense of the words preceding those terms.

1.3
In this Agreement, unless expressly stated otherwise, all warranties, representations, indemnities, covenants, agreements and obligations entered into by more than one person are given or entered into jointly and severally.

1.4
The parties have participated jointly in the negotiating and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of its provisions.

2	Conditions

2.1	Completion of the sale and purchase of the Business and Assets under this Agreement is subject to the satisfaction of each of the following Conditions:

2.1.1	the Buyer receiving (conditional on Completion taking place) the Cospas Sarsat type product certification approval;

2.1.2	the Buyer receiving the consent of the UK Ministry of Defence to the novation of the following Customer Contracts:

(a)	contract number AVCOMM2/1455 dated 24 June 2005;

(b)	contract number NWE11A/0980 dated 11 November 2010;

(c)	contract number CSA/4002 dated 11 August 2009

all between (1) the Seller and (2) the UK Ministry of Defence;

2.1.3	the Seller and its auditors signing the Accounts;

2.1.4	the Stock Valuation being agreed by the Seller and the Buyer in accordance with Schedule 2;

2.1.5	the Completion Documents and the Agreed Form Schedules being in Agreed Form.

2.2
The Buyer and Seller shall use reasonable endeavours and co-operate fully in all actions necessary to procure the satisfaction of the Conditions as soon as possible so far as it is within their power to do so.

2.3	The Buyer may waive in writing at any time all or any of the Relevant Conditions.

2.4	The Buyer shall give notice in writing to the Seller of the satisfaction of the Relevant Conditions within 2 Business Days of becoming aware of the same.

2.5
Without prejudice to clause 2.2, if all the Conditions are not satisfied to the reasonable satisfaction of the Buyer or (in the case of the Relevant Conditions) waived in accordance with clause 2.3, in either case on or before 30 June 2011 or such other date as the Seller and the Buyer in their absolute discretion may agree in writing, this Agreement shall become null and void and no party shall be entitled to make a claim against any other party in connection with this Agreement save for any claim which arises in respect of the surviving clauses listed at clause 2.6.

2.6	The following provisions shall continue to have effect notwithstanding failure to waive or satisfy the Conditions:

2.6.1	clause 1 (Definitions and Interpretation);

2.6.2	clause 2.2 (Conditions);

2.6.3	clause 18 (Confidentiality);

2.6.4	clause 24 (Variation);

2.6.5	clause 25 (Waiver); and

2.6.6	clause 29 (Entire Agreement).

3	Agreement to Sell and Purchase

3.1	Subject to clause 2, with effect from the Transfer Date the Seller will sell and the Buyer (relying on the Warranties) will purchase the Business as a going concern together with the following assets:

3.1.1	the Goodwill;

3.1.2	the Plant;

3.1.3	the Stock;

3.1.4	the benefit (subject to the burden) of the Business Contracts;

3.1.5	the Business Intellectual Property;

3.1.6	the Business Information;

~~3.1.7~~ 	~~the Receivables;~~

~~3.1.8~~ 	~~the Payables;~~

~~3.1.9~~3.1.7
all the Seller’s rights against third parties including all rights under any of the warranties, conditions, guarantees or indemnities or under the Sale of Goods Act 1979 relating to any of the Assets and the benefit of all sums to which the Seller is entitled from third parties or insurers in respect of damage to the Assets; and

~~3.1.10~~3.1.8	all the Seller’s other assets, property or rights relating to or connected with or belonging to or required for or used in the Business and which are not described in clauses 3.1.1 to 3.1.7 inclusive;

but for the avoidance of doubt, excluding the Excluded Assets and the Excluded Liabilities.

3.2
The Seller will sell the Business and the Assets with full title guarantee free from all Security Interests (save that the Buyer acknowledges that the Business Intellectual Property described in the AAPLB Licence has been licensed to the UK Ministry of Defence in perpetuity for nominal consideration) and so that:

3.2.1	the provisions of section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the Buyer; and

3.2.2
the covenant set out in section 3(1) of that Act shall not be qualified by the words ‘other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about’.

3.3	Title to and beneficial ownership of each of the Assets will pass to the Buyer and assignment of the Goodwill to the Buyer will hereby be effected on Completion.

4	Price

4.1	The Price shall be the aggregate of:

4.1.1	£700,000; and

~~4.1.2~~ 	~~£100,000 on account for the subsequent purchase of the PCB Stock in accordance with Schedule 2, paragraph 3;~~

~~4.1.3~~4.1.2	the Stock Value as determined under Schedule 2.~~; and~~

~~4.1.4~~ 	~~the value of the Receivables less the value of the Payables.~~

4.2	The Price shall be apportioned as set out in Schedule 1.

5	Exchange

5.1	Exchange will take place at the offices of the Seller's Solicitors on the date of this Agreement (or such other place as the Buyer and Seller may agree), when the following will take place:

5.1.1
the Seller will deliver, or procure delivery to the Buyer of a certified copy of an extract from the minutes of the meeting of the directors of the Seller in the Agreed Form authorising the execution by the Seller of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement and appointing the relevant signatory or signatories to sign the same;

5.1.2
the Guarantor will deliver, or procure delivery to the Buyer of a certified copy of an extract from the minutes of the meeting of the directors of the Guarantor in the Agreed Form authorising the execution by the Guarantor of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement and appointing the relevant signatory or signatories to sign the same;

5.1.3
the Buyer will deliver, or procure delivery to the Seller of a certified copy of the minutes of a meeting of the directors of the Buyer in the Agreed Form authorising the execution by the Buyer of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement and appointing the relevant signatory or signatories to sign the same.

6	Completion

6.1
Subject to clause 2, Completion will take place at the offices of the Seller's Solicitors (or such other place as the Buyer and Seller may agree) on the Completion Date when the following will take place:

6.1.1	the Seller will deliver, or procure delivery, to the Buyer of:

(a)	all the Assets capable of passing by delivery including a copy of the Central Data Store (and title to those assets will pass by delivery);

(b)	such documents as are required by the Buyer’s Solicitors to complete the sale and purchase of the Assets and vest title to the Assets in the Buyer;

(c)	all documents of title and certificates for the lawful operation and use of, and all service documents pertaining to, the Plant and the Stock;

(d)
all documents of title, certificates, deeds, licences, agreements and other documents relating to the Business Intellectual Property (including all correspondence with the patent and trade mark agents relating to any registered Business Intellectual Property and all registration certificates therefor) and all manuals, drawings, plans, documents and other materials and media on which the Business Information is recorded;

(e)	the Business Contracts (to the extent they are written);

(f)	duly executed releases in the Agreed Form in respect of all Security Interests on or affecting any of the Assets;

(g)	the Completion Documents duly executed;

(h)	the Agreed Form schedules duly initialled by or on behalf of the Seller; and

(i)	all records required to be kept under the Working Time Regulations 1998 relating to the Employees.

6.1.2	the Buyer will deliver, or procure delivery, to the Seller of:

(a)	the Completion Documents duly executed;

(b)	the Agreed Form schedules duly initialled by or on behalf of the Buyer;

6.1.3
against compliance by the Seller with its obligations under clause 6.1.1 the Buyer will pay the Price by electronic transfer to the Seller’s Solicitors (who are hereby authorised to receive the same and whose receipt shall be an absolute discharge of the Buyer) and which shall be distributed on Completion by the Seller's Solicitors as follows:

(a)	the Retention by electronic transfer to the Escrow Account which shall be dealt with in accordance with Schedule 3; and

(b)	the balance of the Price to the account of the Seller.

6.2	The Buyer will not be obliged to complete the purchase of any of the Assets unless the purchase of all the Assets is completed in accordance with this Agreement.

6.3	The Buyer may, in its absolute discretion, waive any requirement contained in clause 6.1.1.

7	Conduct of Business prior to Completion

7.1	Pending the Transfer Date, ownership of the Assets shall be retained by and risk in the Assets shall remain with the Seller.

7.2	Subject to the provisions of clause 7.3, the Seller shall continue to carry on the Business for its own benefit and at its own risk up to the Transfer Date.

7.3
Save in circumstances where in the Seller's reasonable opinion a failure to take or make the relevant act or omission may prejudice the interests of any company in the Seller's Group, the Seller undertakes to the Buyer that pending the Completion Date unless it has obtained the prior written consent of the Buyer to the contrary (such consent not to be unreasonably withheld or delayed):

7.3.1
the Business will in all material respects continue to be carried on in the same manner as it is presently carried on as regards the nature, scope and manner of conducting it and so as to maintain it as a going concern;

7.3.2
the Seller will not enter into a long term contract (being a contract which cannot be terminated by the Seller on less than 3 months notice) or a contract with an aggregate contract value of more than £10,000 in relation to the Business or any onerous or unusual agreements or obligations;

7.3.3	the Seller will not engage any person as an employee of the Business other than the Employees;

7.3.4
the Seller will not create, issue or grant or agree to create, issue or grant any Security Interest over any of the Assets unless, the Assets will be released from such Security Interest on or prior to the Completion;

7.3.5	there shall be no merger or amalgamation of the Business with any other company or business;

7.3.6	the Seller shall not (and shall procure that no member of the Seller's Group) directly or indirectly acquire any business which is competitive with any business carried on by the Business;

7.3.7	no scheme of arrangement will be entered into in relation to the Seller;

7.3.8	there shall be no change to the corporate and/or trading names currently used by the Seller;

7.3.9	no resolution for the cessation of business or the winding-up of the Seller shall be proposed, made or take place except in the event of the insolvency of the Seller;

7.3.10	the Seller will not directly request or procure the appointment of a receiver or an administrative receiver of the whole or any part of the Assets;

7.3.11	the Seller will not commence any legal or arbitration proceedings (other than routine debt collection) in relation to the Business; and

7.3.12
the Seller will not sell or dispose of any part of the Business or the Assets or other assets or property of the Business to any third party other than any such assets or goods intended to be sold in the ordinary course of business.

7.4
Pending Completion or earlier termination of the Agreement pursuant to this Agreement, the Buyer and the Seller will use reasonable endeavours to resolve constructively any issues that arise in relation to the Business so as to achieve an orderly transfer under this Agreement.

7.5
Pending Completion the Seller will, on the Buyer's reasonable request, give to the Buyer or its professional advisers such facilities and information and assistance (including access to Employees and premises) regarding the Business and Assets as the Buyer may reasonably require.

7.6
Pending Completion the Seller will immediately notify the Buyer in writing of all material adverse events or circumstances arising in connection with or relating to any Business Contracts of which the Seller becomes aware.

8	Warranties

8.1
The Seller warrants to the Buyer with effect from the Completion Date that each of the statements in Schedule 4 is true and accurate in all respects and acknowledges that the Buyer is entering into this Agreement in reliance on the Warranties.

8.2	The Warranties are given subject to all matters Disclosed.

8.3
Where any Warranty is qualified by "to the best of the Seller’s knowledge and belief" or "so far as the Seller is aware" or other similar qualification, such warranty shall be deemed to include additional statements that it has been made after all diligent enquiries of Parke Hess, Mike Cook, Dave Stelling, Steve Foster, Glen Greer and Janet Millard and the Seller shall be deemed only to have knowledge of any information which such enquiry would have revealed.

8.4	Each of the Warranties is separate and independent of other Warranties and undertakings in this Agreement.

8.5
Any information supplied by or on behalf of any of the Employees to the Seller or its advisers in connection with the Warranties will not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller and the Seller waives any and all claims which it might otherwise have against the Buyer, the Business or any of the Employees in respect of such claims.

8.6
None of the Warranties shall be deemed in any way modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Buyer, and no information relating to the Business or to any of the Assets of which the Buyer has knowledge (actual or constructive) will:

8.6.1	prejudice any claim which the Buyer may be entitled to bring; or

8.6.2	operate to reduce any amount recoverable by the Buyer under this Agreement and liability in respect thereof will not be confined to breaches discovered before Completion.

8.7	All sums payable by the Seller to the Buyer for breach of any of the Warranties will be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

8.8
If any deduction or withholding in respect of Tax or otherwise is required by law to be made from any of the sums payable for breach of any of the Warranties the Seller will pay to the Buyer such greater sum as will, after such deduction or withholding, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.9
If any sum (the first sum) payable by the Seller to the Buyer for breach of any of the Warranties is subject to Tax in the hands of the Buyer then the Seller will pay to the Buyer such additional sum or sums as will after such Tax (and any Tax on such additional sums or sums) leave the Buyer with an amount equal to the first sum.

8.10	The parties agree that any claims under the Warranties will be limited in accordance with Schedule 5.

9	The Employees

9.1	The parties agree that the provisions of Schedule 6, Part 2 will apply in relation to the Employees.

10	The Business Contracts

10.1	With effect from the Transfer Date the Buyer will:

10.1.1	become entitled to the benefit of the Seller under the Business Contracts; and

10.1.2
carry out and perform and complete all the obligations and liabilities created by or arising under the Business Contracts (except for any obligations or liabilities attributable to a breach on the part of the Seller or its employees, agents or sub-contractors prior to the Transfer Date).

10.2	With effect from the Transfer Date the Seller hereby assigns to the Buyer all the Business Contracts which are capable of assignment without the consent of other parties.

10.3
If any of the Business Contracts cannot be assigned to the Buyer without the agreement of or novation by or consent to the assignment from another party this Agreement shall not constitute an assignment or attempted assignment if the same would constitute a breach of such Business Contracts. In the event that consent or novation is required other than in respect of the MOD Contracts to such assignment:

10.3.1	at the Buyer’s request the Seller will use all reasonable endeavours with the co-operation of the Buyer to procure such novation or assignment on terms reasonably satisfactory to the Buyer;

10.3.2
unless and until any such Business Contract shall be novated or assigned the Seller will continue its corporate existence and will hold such Business Contract on trust for the Buyer and its successors in title absolutely and the Buyer will perform all the obligations of the Seller under such Business Contract as the Seller’s sub-contractor (if such sub-contracting is permissible and lawful under the Business Contract in question);

10.3.3
unless and until any such Business Contract is novated or assigned the Seller will (so far as it lawfully may) give all such assistance to the Buyer as the Buyer may reasonably require to enable the Buyer to enforce its rights under such Business Contract and without limitation will provide access to all relevant books, documents and other information in relation to such Business Contract as the Buyer may require from time to time.

10.4
If such consent or novation is refused or is not obtained on terms reasonably satisfactory to the Buyer within 60 Business Days of the Completion Date the Buyer shall be entitled to require the Seller to serve proper notice to terminate that Business Contract and the Seller will fully and effectively indemnify and keep so indemnified the Buyer from and against all losses, damages, costs, actions, proceedings, claims, demands, liabilities (including reasonable and properly incurred expenses) which the Buyer may incur as a result of the termination of such Business Contract.

10.5
If the Seller receives any payment in respect of the Business Contracts on or after the Transfer Date the Seller will hold the same as trustee, record such payment separately in its books and will account to the Buyer for the same within 7 Business Days of receipt.

10.6	The Seller will indemnify the Buyer in respect of the non-performance or defective or negligent performance by the Seller of any of the Business Contracts prior to the Transfer Date.

10.7
The Seller shall indemnify the Buyer against the late delivery penalties under clause 35 of the undated contract made between the Seller and the International Civil Aviation Organization on behalf of Fuerza Aérea Argentina (as Disclosed).

10.8
In the event that the Buyer becomes aware of any claim or potential claim by the International Civil Aviation Organisation on behalf of the Fuerza Aérea Argentina in respect of such late delivery penalties, the Buyer undertakes:

10.8.1	to promptly notify the Seller of the same when it comes to the Buyer's attention;

10.8.2	not to do anything in relation to the claim or potential claim without prior consultation with the Seller; and

10.8.3	to comply with the Seller's reasonable instructions in respect of the same.

11	Roke Sub-Licence

11.1
The Seller hereby sub-licences any Intellectual Property which may be licensed to the Seller by Roke in relation to any of the Products and Processes including any background Intellectual Property arising from the design and development agreements between Roke and the Seller contained in the Disclosure Documents.

12	Excluded Liabilities

12.1	The Seller remains solely responsible for all the Excluded Liabilities and will:

12.1.1	discharge the Excluded Liabilities promptly; and

12.1.2	fully and effectively indemnify (and keep so indemnified) the Buyer against all losses, damages, costs, actions, proceedings, claims, liabilities, demands, and expenses which the Buyer may incur:

(a)	in connection with the Excluded Liabilities; and/or

(b)	as a result of the Seller’s failure to comply with its obligations under clause 12.1.1.

12.2
The Seller will promptly notify the Buyer of any complaint, claim or dispute or alleged complaint, claim or dispute received by it in respect of any goods manufactured or services supplied by it and the Seller will not, without the Buyer’s written consent (not to be unreasonably withheld and/or delayed), take any other steps in relation to such complaint, claim or dispute.

12.3
If the Buyer (acting reasonably) considers that it is desirable in order to protect its legitimate business interests to take preventative action with a view to avoiding such complaint claim or dispute the Buyer will consult with the Seller with a view to deciding what preventative action may be taken and in the event that the Seller agrees (such agreement not to be unreasonably withheld and/or delayed) the Seller will take, and will bear the reasonable cost of, that action.

~~12.4~~
~~The Buyer will be responsible for and will pay or discharge the Payables (in the amounts and to the parties as shown at Schedule 16) in accordance with the usual practice of the Business at the Transfer Date.~~

13	Book Debts ~~And Receivables~~

~~13.1~~
~~The Buyer for its own account shall use all reasonable endeavours (without recourse to issuing legal proceedings) to collect with due diligence the Receivables for a period of 3 months following Completion Date.~~

~~13.2~~ 	~~The Seller will promptly account to the Buyer for any payment which it receives after the Completion Date in respect of the Receivables.~~

~~13.3~~ 	~~If any Receivables have not been paid within the period of 3 months following the Completion Date then:~~

~~13.3.1~~ 	~~the Buyer may assign such Receivables back to the Seller and such Receivables shall thereafter be regarded as Book Debts for the purpose of this Agreement; and~~

~~13.3.2~~
~~the amount of such unpaid Receivables (the "Shortfall") shall be deemed to be a reduction in the Price and the Seller shall repay an amount equal to the Shortfall to the Buyer within 10 Business Days of demand by the Buyer.~~

~~13.4~~13.1	The Seller is entitled, for its own account, to collect the Book Debts. The Buyer is under no obligation to collect the Book Debts.

~~13.5~~13.2	The Buyer will promptly account to the Seller for any payment which it receives after the Completion Date in respect of the Book Debts.

~~13.6~~13.3
The Seller will not, without the prior written consent of the Buyer (such consent not to be unreasonably withheld and/or delayed), institute any legal proceedings to recover the Book Debts if the debtor in question is a continuing debtor and/or customer of the Business after the Completion Date.

~~13.7~~
~~sum received by the Buyer in respect of the Business which is not specifically appropriated by the debtor to a particular transaction will be appropriated first to the Receivables and subsequently to payment of the Book Debts.~~

14	Apportionments and Pre-Payments

14.1
All periodical charges and outgoings of the Business or related to the Assets (including salaries, wages and other expenses paid or payable to the Employees) that are not otherwise dealt with under this Agreement shall be apportioned on a time basis so that:

14.1.1
any part of any such outgoings which is attributable to the period up to and including the Transfer Date shall be borne by the Seller and the Seller will indemnify the Buyer in respect of the same; and

14.1.2
any part of any such outgoings which is attributable to the period commencing immediately after the Transfer Date shall be borne by the Buyer and the Buyer will indemnify the Seller in respect of the same.

14.2
All licence fees, royalties and other periodical receipts of the Business relating to the Assets shall be apportioned between the Seller and the Buyer on a basis equivalent to that set out in clause 14.1.

14.3
Where any product or service is to be provided by the Buyer under any Business Contract after the Transfer Date, but any payment (whether by way of deposit, pre-payment or otherwise) in respect of the price or cost of such product or service has been received by the Seller before the Transfer Date, the Seller shall pay an amount equal to the amount of that payment (excluding any amount in respect of VAT for which the Seller is required to account) to the Buyer and shall hold such sum in trust for the Buyer until it is paid.

14.4
All money or other assets belonging to the Buyer in connection with the Business or any of the Assets ~~(including the Receivables)~~, which are received by the Seller on or after the Transfer Date in respect of the Business or the Assets, shall be held on trust for the Buyer and shall be paid promptly to the Buyer.

14.5
All money or other assets belonging to the Seller in connection with the Retained Business or any of the Excluded Assets (including the Book Debts), which are received by the Buyer on or after the Transfer Date in respect of the Retained Business or the Excluded Assets, shall be held on trust for the Seller and shall be paid promptly to the Seller.

14.6
Immediately after Completion, the Seller and the Buyer shall prepare a Schedule of Apportionments reflecting the terms of clauses 14.1 to 14.5 (and both the Seller and the Buyer shall act reasonably and in good faith in preparing such Schedule of Apportionments).

14.7
The Schedule of Apportionments will be delivered to the Buyer by the Seller as soon as reasonably practicable after Completion and in any event not later than 30 Business Days after Completion. Before delivery, the Seller and the Buyer will so far as reasonably practicable consult with each other with a view to reducing the potential areas of future disagreement.

14.8
If the Buyer does not within 30 Business Days of receiving the Schedule of Apportionments give written notice to the Seller that it disagrees with the Schedule of Apportionments or any item or any item in them, this notice to state the reasons for the disagreement in reasonable detail ("Apportionments Objection Notice"), the Schedule of Apportionments will be final and binding on the parties. If the Buyer gives an Apportionments Objection Notice within the 30 Business Day period, the Buyer and the Seller will attempt in good faith to reach agreement in respect of it and, if they are unable to do so within 30 Business Days of the notification, either party may refer the matter to the Independent Accountant.

14.9
The balancing payment agreed in the Schedule of Apportionments shall be paid by the Buyer to the Seller or vice versa (as appropriate) within 10 Business Days of agreement or determination of the Schedule of Apportionment.

15	Defective Products

15.1	Subject to the remainder of this clause 15, all Remedial Costs shall be the responsibility of the Seller and the Seller will indemnify the Buyer in respect of such Remedial Costs.

15.2
If the Buyer receives notice from a customer (past or present) of the Business of any defect or alleged defect in a product which will or may incur Remedial Costs, the Buyer shall be entitled to or at the request of the Seller be obliged to carry out repair or replacement work on behalf of the Seller in relation to such defect or alleged defect provided always that the Remedial Costs do not exceed £250 excluding VAT.  In calculating the Remedial Costs parts and stock will be charged at cost price and labour shall be charged at the rates the Buyer is entitled to charge under the Transitional Services Agreement for the relevant work.  For the avoidance of doubt, the Buyer will require the consent of the Seller (such consent not to be unreasonably withheld and/or delayed) before it initiates a product recall in respect of goods or parts of goods sold or supplied in the course of the Business prior to the Transfer Date.

15.3
If following Completion the Buyer receives notice of claims relating to any defect or alleged defects in a product which will or may incur Remedial Costs, it shall promptly give notice of such claims to the Seller.  Save where the relevant Remedial Costs fall within clause 15.2, the Buyer shall not take any preventative action in order to avoid claims relating to defects or alleged defects of the kind covered by Remedial Costs or carry out any maintenance and/or repair work and will replace any items in connection with such claims without the prior written approval of the Seller (such approval not to be unreasonably withheld and/or delayed).  The Buyer shall be under no obligation to carry out repair or replacement of obsolete or quarantine stocks.

15.4
To the extent that the Buyer carries out work in accordance with clauses 15.2 and 15.3 it shall be entitled to recover the costs from the Seller by submitting a monthly invoice at the end of each month together with papers reasonably supporting such invoice and a statement of the work carried out in the period to which the invoice relates.  The Seller shall pay such invoice within 30 Business Days of receipt.

15.5
The Buyer shall indemnify the Seller against any increase in its liability arising under claims relating to defects or alleged defects incurring Remedial Costs where such increased liability arises as a result of the work carried out by the Buyer pursuant to this clause 15.

16	Obligations of the Seller after Completion

16.1	The Seller for 12 months following Completion:

16.1.1	will pass to the Buyer forthwith upon receipt any orders or enquiries in relation to the Business which it may receive at any time after Completion;

16.1.2
will give to the Buyer reasonable access to the books, accounts, records and returns of the Seller relating predominantly to or predominantly in connection with the Business as the Buyer may reasonably require (including the right to take copies and extracts on reasonable advance notice) and will keep them in good order to the extent reasonably required for the continuation of the Business; and

16.1.3
will cease in any manner whatsoever to use or display any trade or service marks, trade or service names, domain names or logos used or held by the Business (including any Business Intellectual Property) or any confusingly similar marks, domain name, name or logo.

16.2
On and at any time for a period of 12 months after Completion the Seller will give or procure to be given to the Buyer all such information and other assistance (including particulars of customers, suppliers and others who have dealt with the Seller in connection with the Business and details and terms and conditions of Employees) as the Buyer may reasonably require for the conduct of the Business and for the purpose of implementing the provisions of this Agreement.

16.3
Promptly following Completion the Seller will notify in writing in the Agreed Form any third parties who may hold any Assets for or on behalf of the Seller that ownership of such Assets has passed to the Buyer.

17	Restrictive Covenants

17.1
The Seller covenants with the Buyer that it will not and will procure that any other member of the Seller’s Group will not either on its or their own account or through or in conjunction, association or by arrangement with or on behalf of any person or persons whether for its own benefit or that of others and whether directly or indirectly for the period of five years from Completion:

17.1.1
supply products or provide services (or enter into any transaction to do the same) for any person, firm or company who or which was either at Completion or during the period of 24 months prior to Completion a client or customer of the Business where such goods or services are the same as or similar to or compete with products sold or services provided by the Business to that person, firm or company at or during the period of 24 months prior to Completion;

17.1.2
solicit or endeavour to solicit the custom of or canvas or approach any person, firm or company who or which was either at Completion or during the period of 24 months prior to Completion had been a client or customer of the Business, for the supply of products or the provision of services which are the same as or similar to or compete with those products sold or services provided by the Business to that person, firm or company at or during the period of 24 months prior to Completion;

17.1.3
solicit or entice away or endeavour to solicit or entice away from the Buyer any officer, manager, consultant or other senior employee who was either at Completion or during the period of 24 months prior to Completion engaged in the Business whether or not such person would commit a breach of his contract of employment by reason of leaving;

17.1.4
carry on or be engaged, concerned or interested in any business which competes with the Business as the same was carried on at Completion (other than as a holder of securities listed on a recognised investment exchange or provided that such holding shall not exceed one per cent of the class of securities of which the said holding forms part); or

17.1.5
employ or conclude any contract for services with any director, manager, consultant or senior employee who worked in the Business either at Completion or during the period of 24 months prior to Completion.

17.2	Each restriction in clause 17.1 constitutes an entirely independent restriction on the Seller.

17.3
If any restriction in clause 17.1 is determined to be unenforceable in whole or in part, its unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions enforceable in part) the remainder of that restriction.

17.4
Nothing in this clause prevents the Seller from carrying on the Retained Businesses, dealing with any Excluded Assets, Creditors or Book Debts in accordance with this Agreement or complying with the provisions of the Transitional Services Agreement.

18	Confidentiality

18.1
The Seller undertakes and will procure that any member of the Seller’s Group will undertake to keep the Business Information confidential and not, at any time, disclose any Business Information or make the same known to anyone whatsoever or use for their own or any other person’s benefit.

18.2
The Buyer undertakes to keep confidential and not any time, disclose any information (excluding the Business Information) regarding the Seller or Seller's Group or make the same known to anyone whatsoever or use it for their own or any other person's benefit.

18.3	The obligations imposed by the provisions of clauses 18.1 and 18.2 shall not apply to the extent that the Business Information or information in question:

18.3.1	is or comes into the public domain without fault on the part of the party to whom the same was disclosed, or to whose attention the same has come;

18.3.2	was already known to the relevant party at the time the same was disclosed to it or came to its attention; or

18.3.3	has been lawfully disclosed to the relevant party by a third party.

19	Guarantee

19.1 In consideration of the Buyer entering into this Agreement the Guarantor unconditionally and irrevocably guarantees to the Buyer and their respective successors, transferees and assigns:

19.1.1 the due and punctual performance and observance by the Seller of all the Seller's obligations; and

19.1.2 the punctual discharge by the Seller of all the Seller's liabilities to the Buyer;

contained in or arising under the Transaction Agreements.

19.2
If the Seller defaults in the payment when due of any amount payable to the Buyer under the Transaction Agreements, the Guarantor will immediately on demand by the Buyer pay to the Buyer (or as the Buyer may direct from time to time) the amount payable by the Seller and perform and discharge all obligations of the Seller in the manner prescribed in the relevant Transaction Agreement and as if the Gurantor were the principal obligor in respect of that amount.

19.3
As an independent and primary obligation and without prejudice to clauses 19.1 and 19.2, the Guarantor will unconditionally and irrevocably indemnify the Buyer against any failure of the Seller to comply with any of its obligations or discharge any of its obligations under the Transaction Agreements.

19.4	The guarantee and indemnity contained in this clause 19 (Guarantee Obligations):

19.4.1
is a continuing guarantee and indemnity and will continue in full force and effect until all liabilities or purported liabilities of the Seller arising under, and all monies owing or payable or purported to be owing or payable by the Seller under the Transaction Agreements have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Seller or any change in name or status of the Seller; and

19.4.2	is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Buyer.

19.5	The Guarantee Obligations will not be discharged, diminished or in any way adversely affected as a result of any of the following:

19.5.1	any time, consent or waiver given to, or composition made with, the Seller or any other person;

19.5.2	any amendment to, or replacement of, any Transaction Agreement (however fundamental) or any other agreement or security entered into by the Seller;

19.5.3
the taking, variation, compromise, exchange, renewal, release or refusal or neglect to take, perfect or enforce any rights or remedies against or security over the assets of the Seller or any other person or any non-observance of any formality or other requirement under any Transaction Agreement or any failure to realise the full value of any security;

19.5.4	the release of the Seller, any other guarantor or other person under the terms of any composition or arrangement, including any corporate or individual voluntary arrangement;

19.5.5	any incapacity, lack of power, authority or legal personality of or dissolution or change in the members or status of the Seller or any other person;

19.5.6	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Agreement or any other document or security;

19.5.7
any insolvency or similar proceedings including the winding up, liquidation or dissolution of the Seller, the making of an administration order in relation to the Seller or the appointment of a receiver or administrator in respect of some or all of the assets of the Seller; and

19.5.8
any other act, omission, circumstance, matter or thing which, but for this clause 19.5 might operate to release, reduce or otherwise exonerate the Guarantor but which would not have discharged a person primarily liable in respect thereof.

19.6	The Guarantor may not determine its liabilities under the guarantees and indemnities given in this clause 19.

19.7
The Buyer will not be obliged to enforce any other rights, security or claims it may have against the Seller or any other person before claiming under the guarantees and indemnities given by this clause 19.

19.8
Until all amounts which may be or become payable by the Seller under or in connection with the Transaction Agreements have been irrevocably paid in full the Guarantor agrees that it will not exercise any rights which it may have:

19.8.1
to be subrogated to or otherwise to share in any security or monies held, received or receivable by the Buyer or, to claim any right of contribution in relation to any payment made by the Guarantor under this Agreement;

19.8.2	to enforce any of its right of subrogation, indemnity, or to make any application for quia timet relief against or in respect of the Seller or the Guarantor;

19.8.3	following a claim made on the Guarantor under the Guarantee Obligations, to demand or accept repayment of any monies due from the Seller or to claim any set off or counter claim against the Seller; or

19.8.4	to claim or prove in any liquidation or other insolvency proceeding of or affecting the Seller or any co-surety in competition with the Buyer.

19.9
Following the making of a demand on the Guarantor under the Guarantee Obligations, the Guarantor will (at its own cost) promptly take such steps or action as are referred to in clause19.8 as the Buyer may from time to time stipulate.

19.10
Following the making of a demand on the Guarantor under the Guarantee Obligations, the Guarantor will (at its own cost) promptly take such steps or action as are referred to in clauses 19.2 and 19.8 as the Buyer may from time to time stipulate.

19.11
For the avoidance of doubt, in no event shall the Guarantee Obligations impose any greater obligation or liability on the Guarantor than if the Guarantor were jointly and severally liable with the Seller under the Transaction Agreements.

19.12	All amounts payable in respect of the Guarantee Obligations will be paid by the Guarantor without set off, deduction or counterclaim of any kind being made.

19.13	The Guarantor warrants to the Buyer as follows:

19.13.1
the Guarantor is duly incorporated under the laws of Delaware and has full power and authority and has taken all necessary corporate action to enable it to enter into, complete and perform this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement;

19.13.2
the Guarantor does not require the consent, approval or authority of any other person to enter into or perform its obligations under this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement;

19.13.3
the Guarantor is not engaged in any litigation or arbitration proceedings which might have an effect upon its capacity or ability to perform its obligations under this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement;

19.13.4
the Guarantor's entry into and performance of this Agreement and all agreements to which it is a party and entered into pursuant to this Agreement will not constitute any breach of or default under any contractual, governmental or public obligation binding upon it;

19.13.5	the Guarantor is solvent and able to pay its debts as they fall due; and

19.13.6	the Guarantor's obligations under the Transaction Agreements and all ancillary documents to be entered into pursuant to this Agreement are and will be valid, binding and enforceable.

19.14
Notwithstanding the foregoing, all obligations of the Guarantor under this clause 19 shall be subordinated in right of payment and priority to the payment in full of the Guarantor's obligations to primary group of lenders, led by Hillair Capital Investments LLC, pursuant to a Securities Purchase Agreement and Senior Secured Debenture dated February 4, 2011.

20	Value Added Tax

20.1
All amounts expressed in this Agreement as being payable by the Buyer are expressed exclusive of any VAT which may be chargeable and the Buyer will pay to the Seller in addition to such amounts an amount equal to any VAT for which the Seller is liable to account to HM Revenue and Customs in respect of any supply made by it to the Buyer under or in connection with this Agreement.

20.2
The parties intend that section 49, VATA and paragraph 5 of the Special Provisions Order will apply to the transfer of the Business and the Seller and the Buyer will each use their reasonable endeavours to secure that pursuant to the provisions referred to above the sale of the Business is treated as neither a supply of goods nor a supply of services for the purposes of VAT but as the transfer of a business as a going concern, but nothing in this clause 20.2 shall require the Seller to appeal or request any review of any determination made by HM Revenue and Customs that section 49, VATA and paragraph 5 of the Special Provisions Order do not apply in whole or in part to the transfer of the Business.

20.3
If HM Revenue and Customs do not agree that the sale of the Business pursuant to this Agreement falls within section 49, VATA and paragraph 5 of the Special Provisions Order the Seller shall issue to the Buyer a valid VAT invoice in respect of the sale of the Business.  The Buyer shall forthwith on receipt of such invoice pay to the Seller the VAT charged on the sale of the Business in addition to the Price.

20.4
The Seller and the Buyer shall give to HM Revenue and Customs such notice of the sale and purchase of the Assets pursuant to this Agreement as may be required by paragraph 11 of Schedule 1 VATA or as may otherwise be required by law.

20.5	The Buyer hereby notifies the Seller that Article 5(2B) of the Value Added Tax (Special Provisions) Order 1995 (as amended) does not apply to the Buyer and will not apply on Completion.

21	Announcements and Publicity

21.1
No announcement or circular or other publicity in connection with the subject matter of this Agreement (other than as permitted by this Agreement) will be made by or on behalf of the Seller and the Buyer without the approval of the other as to its content, form and manner of publication (such approval not to be unreasonably withheld or delayed) save for an announcement by the Buyer that the sale has taken place and save that any announcement, circular or other publicity required to be made or issued by the Seller or the Buyer pursuant to any legal or regulatory authority may be made or issued by the Seller or the Buyer without such approval. The parties will consult together upon the form of any such announcement, circular or other publicity.

22	Notices

22.1
Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in clause 22.2 and may be:

22.1.1	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

22.1.2	if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

22.1.3	if from or to any place outside the United Kingdom, sent by pre-paid priority airmail, in which case it shall be deemed to have been given seven Business Days after the date of posting; or

22.1.4
sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by fax after 5 pm (at the place where such fax is to be received) on any day shall be deemed to have been received at 8am on the next Business Day.

22.2	The addresses and other details of the parties referred to in clause 22.1 are, subject to clause 22.3:

22.2.1	Seller: Signature Industries Limited

For the attention of: Mike Cook;

Address: Tom Cribb Road, Thamesmead, London SE28 OBH England

Fax number: +44 (0)20 8317 8722

with a copy to the Seller's Solicitors (attention Faye Pepper, reference: ADS79-58), fax: +44 (0)1908 685085

22.2.2	Buyer: McMurdo Limited

For the attention of: Jeremy Harrison

Address: Silver Point, Airport Service Road, Portsmouth PO3 5PB

Fax number: +44 (0)23 9262 3998

with a copy to Orolia SA, 291 rue Albert Caquot, 06560 Sophia Antipolis, France (attention: Christophe Francois), fax +33 (0) 4 92 38 09 75

22.2.3	Guarantor: Digital Angel Corporation

For the attention of: Joe Grillo;

Address: 490 Villaume Avenue, South St, Paul MN 55075 -2433 USA

Fax number: +00 (1) 425 963 0958

with a copy to the Seller's Solicitors (attention Faye Pepper, reference: ADS79-58), fax: +44 (0)1908 685085.

22.3	Any party to this Agreement may notify the other parties of any change to its address or other details specified in clause 22.2, provided that such notification

22.4	For the avoidance of doubt, any notice or communication given under this Agreement will not be validly served if sent by email.

23	Successors, Assigns and Third Parties

23.1
This Agreement will be binding upon and enure for the benefit of each party’s successors and shall be assignable by the Buyer to the extent that the rights and benefits under this Agreement shall enure for the benefit of the Buyer’s assigns. Save as aforesaid this Agreement will not be assignable.

23.2
The parties agree that (save where may be expressly stated otherwise in this Agreement) for the purposes of the Contracts (Rights of Third Parties) Act 1999 they do not intend any person other than a party to this Agreement to be able to enforce any term of this Agreement.

24	Variation

24.1	No variation of this Agreement will be valid unless made in writing and signed by or on behalf of each of the parties.

25	Waiver

25.1
Any waiver of any provision of this Agreement must be in writing and signed by or on behalf of each of the parties.  No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

25.2	Any waiver by any party of a breach of any provision of this Agreement will not be a waiver of any subsequent breach of the same or any other provision.

26	Costs

26.1	The parties shall pay their own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement.

27	Severance

27.1
If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

28	Further Assurance

28.1
The Seller will do, execute and perform and will procure to be done, executed and performed all such further acts, deeds, documents and things as the Buyer may require from time to time effectively to vest the beneficial ownership of the Assets in the Buyer or as it directs free from all liens, charges, options, encumbrances or adverse rights or interests of any kind and otherwise to give to the Buyer the full benefit of this Agreement.

29	Entire Agreement

29.1
The Transaction Agreements, other documents in the Agreed Form and all agreements entered, or to be entered into, pursuant to the terms of this Agreement or entered into between the parties in writing and expressly referring to this Agreement:

29.1.1	together constitute the entire agreement and understanding between the parties with respect to the subject matter of this Agreement; and

29.1.2
(in relation to such subject matter) supersede all prior discussions, understandings and agreements between the parties and their agents (or any of them) and all prior representations and expressions of opinion by any party (or its agent) to any other party (or its agent).

29.2
Each of the parties acknowledges that it is not relying on any statements, warranties or representations given or made by any of them in relation to the subject matter hereof, save those expressly set out in this Agreement, the Disclosure Letter and other documents referred to in clause 29.1, and that it shall have no rights or remedies with respect to such subject matter otherwise than under this Agreement (and the documents executed at the same time as it or referred to in it) save to the extent that they arise out of the fraud, fraudulent misrepresentation or fraudulent concealment of any party.

30	Counterparts

30.1
This Agreement may be entered into in any number of counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same agreement.

31	Applicable Law and Jurisdiction

31.1
English law governs this Agreement.  Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim or matter arising out of or in connection with this Agreement and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

32	Post-Completion Effect

32.1
This Agreement shall remain in full force and effect after and notwithstanding Completion in respect of all obligations, agreements, covenants, undertakings or conditions contained in or implied by this Agreement which have not been done, observed or performed at or prior to Completion and all warranties contained in or implied by this Agreement (including the Warranties) shall continue in full force and effect after and notwithstanding Completion and the parties may take action for any breach of non-fulfilment of any of them after Completion.

In witness whereof this Agreement has been executed as a Deed on the date stated at the beginning of this Agreement.

Signatures

Executed as a Deed by Signature Industries Limited acting by a director in the presence of:
Director /s/ MIKE COOK
Witness signature
Name (in block capitals)
Address

Executed as a Deed by McMurdo Limited acting by a director in the presence of:
/s/ CHRISTOPHE FRANCOIS
Witness signature
Name (in block capitals)
Address

Executed as a Deed by Digital Angel Corporation acting by a director in the presence of:
/s/ JOSEPH GRILLO
Witness signature
Name (in block capitals)
Address